Exhibit 99.1

pdvWireless Announces Appointment of Mark Hennessy to its Board of Directors

WOODLAND PARK, NJ – May 8, 2017 – pdvWireless, Inc., (NASDAQ: PDVW) (the “Company” or “pdvWireless”), a private wireless communications carrier and provider of mobile workforce management solutions, today announced the appointment of Mark Hennessy to its board of directors.

Mr. Hennessy recently retired after a 34-year career at IBM where he served in a number of executive management and leadership positions. During his tenure, he was responsible for global integration initiatives and technology operations focused on innovation and growth. He served as General Manager for several IBM businesses, including the Asia Pacific Systems business based in Tokyo, the European business based in Zurich, and the Global Distribution Sector based at IBM corporate headquarters. Mr. Hennessy also held several IBM executive staff assignments, including Global Chief Information Officer, General Manager of Global Business Partners and General Manager of Strategy and Sales Transformation. For the past seven years, Mr. Hennessy has served on the board of directors of Covenant House International where he has led many board activities, including strategic planning, program evaluation and site expansion. Mr. Hennessy received Covenant House International’s Beacon of Hope award in 2014. Mr. Hennessy holds a B.A. in Economics from Boston College and an MBA from the University of Chicago.

"Mark has a strong background of strategic business development and operational excellence as well as deep knowledge of global enterprise technology,” said Brian McAuley, Chairman of pdvWireless. “These are skill sets that will prove invaluable to us as we continue to grow. We look forward to Mark’s contributions as a member of our board."

Mr. Hennessy will be the eighth member of the pdvWireless board of directors. The Company intends to include Mr. Hennessy in its proposed slate of director nominees standing for election at the 2017 Annual Meeting of Shareholders.

About pdvWireless

pdvWireless, Inc. is a private wireless communications carrier and provider of mobile workforce management solutions that increase the productivity of field-based workers and the efficiency of their dispatch and call center operations. pdvWireless has commenced launching private push-to-talk networks in seven major markets throughout the United States. Its patented and industry-validated SaaS technology improves team communication and field documentation across a wide array of industries, including transportation, distribution, construction, hospitality, waste management and field service. pdvWireless' Chairman, Brian McAuley, and Vice Chairman, Morgan O'Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in FCC regulatory matters and two-way radio operations. pdvWireless is headquartered in Woodland Park, New Jersey.

Natasha Vecchiarelli

IR Manager

pdvWireless, Inc.

973-531-4397

ir@pdvwireless.com

Joe Millsap

Joele Frank, Wilkinson Brimmer Katcher

415-869-3971